Exhibit 99.2

Greenbacker Renewable Energy Company Acquires Rights to Five To-Be- Constructed Solar Facilities

New York, NY – October 15, 2014 - Greenbacker Renewable Energy Company (“Greenbacker”) announced today that through a wholly-owned subsidiary it signed a definitive agreement to acquire five to-be-constructed solar power facilities throughout the state of Vermont. The deals were developed by Green Lantern Capital LLC, a successful solar developer and will be constructed by leading Engineering, Procurement and Construction (EPC) firms during 2014 and the first six months of 2015. The cost of the fully constructed facilities will be approximately $9,222,000, plus closing costs. Greenbacker was assisted in its acquisition by Black Emerald Group, a leading renewable energy advisor. The Green Maple Portfolio, when operational, will consist of ground mounted solar facilities and will sell electricity under long term Power Purchase Agreements to utility, municipality and commercial off takers. In total, the facilities are expected to produce approximately 4,695,000 kilowatt hours of power in its first year of operation; enough electricity to power approximately 629 homes for one year of typical use.

“Vermont is a particularly compelling market where aggressive targets for clean energy combined with the planned retirement of the Vermont Yankee Nuclear Reactor should create a good market for Electric Power Generation Assets.” stated Charles Wheeler, CEO of Greenbacker. “We look forward to constructing the facilities, which will create jobs and avoid carbon when compared to traditional fossil fuel based facilities while generating an anticipated steady and predictable return for investors.”

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded Limited Liability Company that owns and/or acquires a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in Greenbacker’s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company

917-309 -1234